Joint Filer Information


Designated Filer:	El Paso Corporation

Issuer & Ticker Symbol:	GulfTerra Energy Partners, L.P.  (GTM)

Date of Event Requiring Statement:	8/22/2003

Joint Filers:

DeepTech International Inc.

Address:  1001 Louisiana Street
	  Houston, Texas 77002


Signature:	s/ David L. Siddall